Exhibit 10.7

11111 Santa Monica Boulevard Suite 800 Los Angeles, CA 90025 www.industrialrealtygroup.com

October 24, 2022

Michael Crawford

Hall of Fame Village

2014 Champions Gateway

Canton, OH 447708

Re:	Commitment to Lend- Construction Loan for Hotel

Hall of Fame Village Powered by Johnson Controls, Canton, Ohio

Dear Mr. Crawford:

The following commitment to lend sets forth an outline of the preliminary loan terms for a proposed financing to be arranged or provided by Lender. The loan has been approved by Lender’s Credit Committee, and no further approvals or consents are required except as set forth herein.

Summary of Principal Terms

Lender:	Industrial Realty Group, Inc. (“Lender”) or an affiliated entity selected by Lender.

Borrower:	HOF Village Hotel WP, LLC, a Delaware limited liability company (“Borrower”), a single-purpose, bankruptcy remote entity.

Guarantor(s):	Hall of Fame Resort & Entertainment Company (“Guarantor”).

Property:	Approximately 1.64 acres of land located in the Hall of Fame Village, Canton, Ohio, 44708 (the “Property”), to be developed with an approximately 180-room family hotel (the “Project”). The Project will be located adjacent to the indoor water park facility presently under construction.

Loan Purpose:	Financing a portion of the Borrower’s costs and expenses in connection with the ground-up development of the Project, pursuant to standard and customary mutually acceptable documentation (the “Facility Documentation”).

Total Loan Amount:	$28,000,000 (the “Loan” or “Total Loan Amount”).

Target Closing Date:	TBD, but no later than March 31, 2023.

11111 Santa Monica Boulevard Suite 800 Los Angeles, CA 90025 www.industrialrealtygroup.com

Loan Term:	Two (2) year term with one (1) option to extend for twelve (12) months, subject to standard extension conditions.

Collateral:	The collateral for the Loan shall include, without limitation: (a) a first priority perfected mortgage encumbering the Property; (b) a first priority perfected assignment of leases and rents with respect to the Property; (c) a first priority perfected assignment of all permits, licenses, entitlements, approvals, and contracts with respect to the Property; (d) UCC-1 financing statements (all personal property, fixture filing and accounts and reserves); (e) equity pledge; and (f) all other agreements and assurances customary in similar financings by Lender.

Interest Rate:	The Loan will bear interest at a variable rate per annum equal to the one month Term SOFR plus 6% (“Interest Rate”). SOFR floor subject to the greater of (a) 4% and (b) prevailing SOFR at Loan closing.

Origination Fee:	1% of the Total Loan Amount, payable in full at closing.

Amortization:	Interest only during the initial 2-year term; 25-year amortization during the extension term, if applicable.

Recourse:	Full recourse to the Borrower and Guarantor.

Events of Default:	Usual and customary for loan transactions of this type and size.

General Closing Requirements:	The requirements which must be satisfied prior to closing shall include, among other things, the following:

(a)	Receipt of (i) the appraisal; (ii) a “Phase I” environmental site assessment and, if required by the Lender, a “Phase II” environmental site assessment; and (iii) an engineering report.

(b)	A satisfactory “plan and cost” review report from Lender’s consultant, after reviewing the Project Costs and the construction documents.

(c)	Fully executed definitive Facility Documentation including, but not limited to, a mortgage note, the mortgage, a building loan agreement (and, if applicable, a project loan agreement), the other collateral documents, the guarantees, the environmental indemnity, assignments of the third party documents, and all other documents pertaining to the Loan, made by Borrower and/or any Guarantors in favor of, with or for the benefit of, Lender.

11111 Santa Monica Boulevard Suite 800 Los Angeles, CA 90025 www.industrialrealtygroup.com

(d)	Approval of general contractor and the Guaranteed Maximum Price contract.

(e)	Evidence of proper zoning and permitting and certificates of occupancy (if applicable).

(f)	Proof of (i) “special form” insurance (including flood, hurricane, earthquake, fire, and other casualty insurance, if deemed applicable) for the full replacement value of the buildings, structures, and other improvements located on the Property, naming the Lender as lender loss payee and mortgagee, (ii) commercial general liability insurance with respect to the Property, (iii) builders risk insurance, and (iv) workman’s compensation insurance, naming the Lender as an additional insured, in such amounts as may be required by the Lender, in its sole and absolute discretion.

(g)	Opinions in form, scope, content and from counsel for the Borrower and Guarantor acceptable to Lender and subject to such assumptions and qualifications as may be acceptable to Lender.

(h)	Such other requirements as may be requested by the Lender.

Representations And Warranties / Covenants:	Usual and customary for loan transactions of this type.

Information Sharing:	Borrower and Lender shall be authorized to disseminate any and all information it obtains in connection with the Loan, including, without limitation, any credit and other information with respect to the Borrower and the Guarantors and their respective affiliates to any employee, agent, attorney, accountant, advisor, assignee, investor or prospective assignee or investor, any rating agency, any affiliate of the Lender, any federal or state regulatory entity having jurisdiction over the Lender and to any other person or entity the Lender or Borrower deems necessary or appropriate in connection with the closing of the Loan, provided that any such third parties are bound by confidentiality and subject to SEC public company disclosure requirements.

Expenses:	The Borrower will pay all out-of-pocket and documented costs incurred by Lender in connection with the Loan, funding of the Loan or any extension of the Loan, including, but not limited to, the following: title review, insurance fees, mortgage recording fees, processing and third-party underwriting fees, the costs of third-party reports, Lender’s out-of-pocket legal costs, travel and any other due diligence costs.

[Signatures contained on the following page]

11111 Santa Monica Boulevard Suite 800 Los Angeles, CA 90025 www.industrialrealtygroup.com

If this letter meets with your agreement, please sign and return. If this letter is not executed and delivered to Lender on or before November 15, 2022, the Lender’s willingness to proceed under the terms hereof shall automatically terminate and this letter and the summary of principal terms shall be of no further force or effect.

Very truly yours,

INDUSTRIAL REALTY GROUP, INC.,

a Nevada limited liability company

By:	/s/ John A. Mase
Name:	John A. Mase
Title:	Chief Executive Officer

AGREED AND ACCEPTED BY:

Borrower:

HOF Village Hotel WP, LLC

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer
Date:	November 3, 2022

Guarantor:

Hall of Fame Resort & Entertainment Company

By:	/s/ Michael Crawford
Name:	Michael Crawford
Title:	President and Chief Executive Officer
Date:	November 3, 2022

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